FOR IMMEDIATE RELEASE	CONTACT:	Lisa Miles 703.251.8637
lisamiles@maximus.com
Date: November 20, 2018

MAXIMUS Reports Fourth Quarter and Full Year Results for Fiscal Year 2018
- Completes Acquisition and Establishes Guidance for Fiscal Year 2019 -

(RESTON, Va. - November 20, 2018) - MAXIMUS (NYSE: MMS), a leading provider of government services worldwide, today reported financial results for the three months and year ended September 30, 2018.

Highlights for fiscal year 2018 include:

•	Revenue of $2.39 billion

•	GAAP diluted earnings per share of $3.35

•	Total company operating margin of 12.4%

•	Cash, cash equivalents and short-term investments that totaled $370 million at September 30, 2018

•	Solid cash generation with cash flows from operations of $323.5 million and free cash flow of $297.0 million

•	Signed year-to-date contract awards of $2.7 billion, new contracts pending (awarded, but unsigned) of $553 million, and a sales pipeline of $2.7 billion at September 30, 2018, and

•	On November 16, 2018, MAXIMUS completed the $400 million, all-cash acquisition, subject to working capital adjustments, of U.S. Federal civilian citizen engagement centers.

Revenue for the fourth quarter of fiscal 2018 totaled $558.4 million, and, as expected, was lower compared to $620.9 million reported for the same period last year. While MAXIMUS operates a large portfolio of contracts, revenue in the fourth quarter was slightly below the Company's expectations due to lower-than-anticipated contributions across a handful of contracts. For the fourth quarter of fiscal 2018, net income attributable to MAXIMUS totaled $46.3 million, or $0.71 of diluted earnings per share. This compares to diluted earnings per share of $0.81 for the fourth quarter of fiscal 2017.

Revenue for fiscal 2018 totaled $2.39 billion, compared to $2.45 billion reported for fiscal 2017. The expected decrease is principally attributable to the anticipated declines in the U.S. Federal Services Segment and, to a lesser extent, the Human Services Segment, both of which offset organic growth in the Health Services Segment. As expected, the Company delivered operating margin for fiscal 2018 of 12.4% due to new contracts in the start-up phase that reduced margins in the Human Services Segment. For fiscal 2018, net income attributable to MAXIMUS totaled $220.8 million, or $3.35 of diluted earnings per share. This compares to fiscal 2017 reported net income attributable to MAXIMUS of $209.4 million and diluted earnings per share of $3.17.

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | 703.251.8240 FAX | MAXIMUS.COM

Health Services Segment
Health Services Segment revenue for the fourth quarter of fiscal 2018 decreased 8% (7% on a constant currency basis) to $328.2 million, compared to $355.3 million reported for the same period last year. As previously disclosed, revenue was lower due to forecasted changes on several sizable contracts that were rebid and won, extended or option periods that were exercised. Operating income for the fourth quarter totaled $51.9 million (15.8% operating margin), compared to $57.0 million (16.0% operating margin) for the same period last year.

For the full fiscal year, Health Services Segment revenue increased 2% to $1.40 billion, compared to $1.38 billion for the same period last year. Fiscal 2018 operating income totaled $236.4 million (16.8% operating margin), compared to operating income of $215.2 million (15.6% operating margin) for fiscal 2017.

U.S. Federal Services Segment
As expected, U.S. Federal Services Segment revenue for the fourth quarter of fiscal 2018 decreased 8% to $117.4 million, compared to $127.3 million reported for the same period last year. Operating income for the fourth quarter totaled $16.0 million (13.6% operating margin), compared to $13.6 million (10.7% operating margin) for the same period last year.

For the full fiscal year, U.S. Federal Services Segment revenue decreased 12% to $478.9 million, compared to $545.6 million for the same period last year due to contracts that ended, contracts that were re-procured under small business set-asides and some rebid losses. Despite lower revenue, operating margins in fiscal 2018 were slightly improved over the prior year due to operational efficiencies resulting from technology and innovation initiatives. Hence, fiscal 2018 operating income totaled $57.4 million (12.0% operating margin), compared to operating income of $65.0 million (11.9% operating margin) for fiscal 2017.

Human Services Segment
As expected, the Human Services Segment revenue for the fourth quarter of fiscal 2018 decreased 18% (15% on a constant currency basis) to $112.9 million, compared to $138.2 million for the same period last year. The Segment had an operating loss for the fourth quarter of $0.7 million, compared to operating income of $10.8 million (7.8% operating margin) for the same period last year. As previously disclosed, results in the fourth quarter were tempered by the Disability Employment Services contract in Australia which was recently won in rebid and launched on July 1, 2018.

For the full fiscal year, Human Services Segment revenue decreased 3% (4% on a constant currency basis) to $508.4 million, compared to $525.2 million for the same period last year. Fiscal 2018 operating income totaled $18.2 million (3.6% operating margin), compared to operating income of $48.6 million (9.2% operating margin) for fiscal 2017.

During fiscal 2018, the Human Services Segment experienced dynamics that lowered both revenue and profit compared to the prior year, including several new performance-based contracts in the start-up phase with outcome-based pay points that take time to achieve, as well as contracts that are coming to an expected end such as the Work Programme and Work Choice contracts in the United Kingdom.

Backlog, Sales and Pipeline
Backlog was $5.1 billion at September 30, 2018. Year-to-date signed contract awards totaled $2.7 billion at September 30, 2018. The value of new contracts pending at September 30, 2018, (awarded but unsigned) was $553.3 million.

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | 703.251.8240 FAX | MAXIMUS.COM

The sales pipeline at September 30, 2018, was approximately $2.7 billion (comprised of approximately $930.6 million in proposals pending, $180.7 million in proposals in preparation and $1.6 billion in opportunities tracking). The pipeline is lower compared to the third quarter of fiscal 2018 due to contracts converting into new awards. During the fourth quarter, the Company backfilled its pipeline with more than $1 billion in opportunities. The Company’s sales pipeline only reflects those opportunities where MAXIMUS expects the request for proposal will be released within the next six months.

The Company will introduce a new pipeline reporting methodology in its first fiscal quarter of 2019. The anticipated changes include: 1) Reporting total contract values, including priced option periods. The Company previously reported base contract value, and options were reported in the year in which they were exercised. 2) Modifying the time horizon of reported RFPs to two years, but this remains under study. The Company previously only captured RFPs that were expected to be released within six months. 3) Eliminating the maximum value cap of $150 million on new work opportunities. The Company previously capped new work opportunities at a value of $150 million, but this did not apply to existing work.

MAXIMUS believes that these changes better reflect the business model and long-term nature of the Company's portfolio.

Balance Sheet and Cash Flows
Cash, cash equivalents and short-term investments at September 30, 2018, totaled $370 million. For the fourth quarter of fiscal 2018, cash flows from operations were $134.5 million, with free cash flow of $129.5 million. For fiscal 2018, cash flows from operations were $323.5 million with free cash flow of $297.0 million.

At September 30, 2018, days sales outstanding (DSO) were 63 days, and better than the Company’s stated range of 65 to 80 days. Low DSO resulted from strong cash collections in the quarter.

On August 31, 2018, MAXIMUS paid a quarterly cash dividend of $0.045 per share. On October 5, 2018, the Company announced a $0.25 per share cash dividend, payable on November 30, 2018, to shareholders of record on November 15, 2018.

For the full fiscal year, MAXIMUS repurchased approximately 1.1 million shares for $67.6 million (a weighted average price of $62.07). As of September 30, 2018, the Company had $192.8 million available for repurchases under its Board-authorized share repurchase program. Subsequent to year end, MAXIMUS purchased an additional 0.2 million shares for $15 million.

Acquisition Completion and Outlook
On November 16, 2018, MAXIMUS completed the $400 million, all-cash acquisition, subject to working capital adjustments, of selected U.S. Federal civilian citizen engagement centers from General Dynamics Information Technology. The assets will be reported in the Company's U.S. Federal Services Segment. MAXIMUS will file a Form 8-K in December with the financial statements of the acquired assets and pro forma financial information. The Company expects that fiscal 2019 revenue from the acquisition will range between $600 million and $625 million and estimates that it will contribute approximately $0.45 of diluted earnings per share.

MAXIMUS is establishing fiscal 2019 GAAP guidance which includes the acquisition. The Company expects fiscal 2019 revenue to range between $2.925 billion and $3.0 billion. Approximately 93% of the Company's fiscal 2019 forecasted revenue is in the form of backlog, option periods or extensions. This calculation includes $612.5 million of revenue and backlog from the acquisition. For fiscal 2019, the Company expects GAAP diluted earnings per share to range between $3.55 and $3.75. For fiscal 2019, the Company expects cash

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | 703.251.8240 FAX | MAXIMUS.COM

flows from operations to range between $275 million and $325 million, and free cash flow to range between $235 million and $285 million.

For fiscal 2019, the Company has estimated its effective income tax rate will range between 25% and 26% and weighted average shares outstanding of approximately 65.3 million.

Bruce Caswell, President and Chief Executive Officer of MAXIMUS, commented, "During fiscal 2018, we made demonstrated progress in executing our strategic initiatives, including assessing and prioritizing new and adjacent markets, stepping-up our M&A activities with our recent acquisition, deepening our executive bench, and bringing in new sales and capture leadership. Our vision is to be the premier provider of large-scale complex program management solutions, offering unparalleled support to citizens who access and utilize critical government programs. We continue to see evidence that long-term macro trends remain in our favor."

New Segment Reporting
On October 1, 2018, MAXIMUS reorganized its reporting segments based on the way that our Chief Executive Officer intends to manage performance, allocate resources and evaluate results. The reorganization is largely in response to market changes with the increasing integration of health and human services programs worldwide, and the evolving needs of our government clients as they aim to deliver services in a more holistic manner to their citizens. Accordingly, the three operating segments will be on a geographic basis: U.S. Health & Human Services, U.S. Federal, and Outside the U.S. The Company will file a Form 8-K in early December with historical financial information by quarter in the reclassified segments.

Changes in revenue recognition
Beginning October 1, 2018, MAXIMUS adopted a new methodology for reporting revenue. Although this new method will not affect the timing of revenue on most contracts, we anticipate that revenue on the welfare-to-work contracts will be accelerated. This reflects the obligation to recognize long-term outcome fees across the period of performance, which may be several months, rather than deferring recognition until outcomes are certain, as was the requirement in fiscal 2018 and prior. This should result in a closer matching of revenue and costs within these contracts and should mitigate some losses recorded in these contracts in their early months, although it is typical that any new contract will generally be less profitable than a mature contract.

We project that fiscal 2019 revenue will benefit by approximately $7 million as a result of the new methodology. We project that the cumulative effect of the new methodology on all prior years will increase our retained earnings, increase our deferred tax assets and decrease our deferred revenue by approximately $33 million, $14 million and $47 million as of October 1, 2018, respectively.

Website Presentation, Conference Call and Webcast Information
MAXIMUS will host a conference call this morning, November 20, 2018, at 9:00 a.m. (ET). The call is open to the public and can be accessed under the Investor Relations page of the Company’s website at
http://investor.maximus.com or by calling:

877.407.8289 (Domestic)/+1.201.689.8341 (International)

For those unable to listen to the live call, a replay will be available through December 4, 2018, by calling:

877.660.6853 (Domestic)/+1.201.612.7415 (International)
Replay conference ID number: 13684707
About MAXIMUS

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | 703.251.8240 FAX | MAXIMUS.COM

Since 1975, MAXIMUS has operated under its founding mission of Helping Government Serve the People®, enabling citizens around the globe to successfully engage with their governments at all levels and across a variety of health and human services programs. MAXIMUS delivers innovative business process management and technology solutions that contribute to improved outcomes for citizens and higher levels of productivity, accuracy, accountability and efficiency of government-sponsored programs. With more than 30,000 employees worldwide, MAXIMUS is a proud partner to government agencies in the United States, Australia, Canada, Saudi Arabia, Singapore and the United Kingdom. For more information, visit maximus.com.

Non-GAAP and Other Measures
This release refers to non-GAAP financial measures, including free cash flow, constant currency, and days sales outstanding.

We have provided a reconciliation of free cash flow to cash flows from operations.

A description of these non-GAAP measures, the reasons why we use and present them and details as to how they are calculated are included in our Annual Report on Form 10-K.

The presentation of these non-GAAP numbers is not meant to be considered in isolation, nor as alternatives to cash flows from operations, revenue growth or net income as measures of performance. These non-GAAP financial measures, as determined and presented by us, may not be comparable to related or similarly titled measures presented by other companies.

Statements that are not historical facts, including statements about the Company’s confidence and strategies and the Company’s expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company’s products are forward-looking statements that involve risks and uncertainties. These risks could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements. A summary of risk factors can be found in Exhibit 99.1 to the Company’s most recent Annual Report filed with the Securities and Exchange Commission, found on maximus.com.

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | 703.251.8240 FAX | MAXIMUS.COM

MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$558,446	$620,903	$2,392,236	$2,450,961
Cost of revenue	419,508	458,322	1,797,851	1,839,056
Gross profit	138,938	162,581	594,385	611,905
Less:
Selling, general and administrative expenses	73,535	82,291	285,241	284,593
Amortization of intangible assets	2,462	2,700	10,308	12,208
Restructuring costs	1,033	—	3,353	2,242
Add:
Gain on sale of a business	—	—	—	650
Operating income	61,908	77,590	295,483	313,512
Less:
Interest expense	590	111	1,000	2,162
Add:
Other income, net	798	899	4,726	2,885
Income before income taxes	62,116	78,378	299,209	314,235
Provision for income taxes	16,600	23,410	78,393	102,053
Net income	45,516	54,968	220,816	212,182
Income attributable to noncontrolling interests	(791)	1,639	65	2,756
Net income attributable to MAXIMUS	$46,307	$53,329	$220,751	$209,426
Basic earnings per share attributable to MAXIMUS	$0.71	$0.81	$3.37	$3.19
Diluted earnings per share attributable to MAXIMUS	$0.71	$0.81	$3.35	$3.17
Dividends paid per share	$0.045	$0.045	$0.18	$0.18
Weighted average shares outstanding:
Basic	65,034	65,618	65,501	65,632
Diluted	65,402	66,171	65,932	66,065

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | 703.251.8240 FAX | MAXIMUS.COM

MAXIMUS, Inc.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	September 30,
	2018	2017
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$349,245	$166,252
Short-term investments	20,264	—
Accounts receivable — billed and billable	357,613	394,338
Accounts receivable — unbilled	31,536	36,475
Income taxes receivable	5,979	4,528
Prepaid expenses and other current assets	43,995	55,649
Total current assets	808,632	657,242
Property and equipment, net	77,544	101,651
Capitalized software, net	22,429	26,748
Goodwill	399,882	402,976
Intangible assets, net	88,035	98,769
Deferred contract costs, net	14,380	16,298
Deferred compensation plan assets	34,305	28,548
Deferred income taxes	6,834	7,691
Other assets	9,959	10,739
Total assets	$1,462,000	$1,350,662
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$114,378	$122,083
Accrued compensation and benefits	95,555	105,667
Deferred revenue	51,182	71,722
Income taxes payable	4,438	4,703
Other liabilities	11,896	12,091
Total current liabilities	277,449	316,266
Deferred revenue, less current portion	20,394	28,182
Deferred income taxes	26,377	20,106
Deferred compensation plan liabilities, less current portion	33,497	30,707
Other liabilities	17,864	9,633
Total liabilities	375,581	404,894
Commitments and contingencies
Shareholders’ equity:
Common stock	487,539	475,592
Accumulated other comprehensive income	(36,953)	(27,619)
Retained earnings	633,281	492,112
Total MAXIMUS shareholders’ equity	1,083,867	940,085
Noncontrolling interests	2,552	5,683
Total equity	1,086,419	945,768
Total liabilities and equity	$1,462,000	$1,350,662

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | 703.251.8240 FAX | MAXIMUS.COM

MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)
Cash flows from operations:
Net income	$45,516	$54,968	$220,816	$212,182
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, plant, equipment and capitalized software	11,982	12,353	51,884	55,769
Amortization of intangible assets	2,462	2,700	10,308	12,208
Deferred income taxes	(2,153)	(3,852)	6,721	4,762
Stock compensation expense	4,525	5,543	20,238	21,365
Gain on sale of a business	—	—	—	(650)
Changes in assets and liabilities, net of effects of business combinations:
Accounts receivable — billed and billable	40,822	(14,998)	34,033	53,025
Accounts receivable — unbilled	4,608	7,293	4,920	26
Prepaid expenses and other current assets	(552)	(3,360)	4,954	2,584
Deferred contract costs	(402)	923	1,838	2,037
Accounts payable and accrued liabilities	15,971	9,104	(7,725)	(28,309)
Accrued compensation and benefits	7,040	10,552	(8,795)	8,849
Deferred revenue	(1,311)	869	(27,039)	(15,401)
Income taxes	1,349	3,531	7,262	8,901
Other assets and liabilities	4,608	(523)	4,110	(148)
Cash provided by operating activities	134,465	85,103	323,525	337,200

Cash flows from investing activities:
Purchases of property and equipment and capitalized software costs	(4,968)	(5,066)	(26,520)	(24,154)
Acquisition of businesses, net of cash acquired	—	(2,677)	—	(2,677)
Acquisition of part of noncontrolling interest	—	—	(157)	—
Proceeds from the sale of a business	—	—	—	1,035
Purchases of short-term investments	—	—	(19,996)	—
Other	94	90	369	575
Cash used in investing activities	(4,874)	(7,653)	(46,304)	(25,221)

Cash flows from financing activities:
Cash dividends paid	(2,891)	(2,920)	(11,692)	(11,674)
Repurchases of common stock	(4,932)	—	(66,919)	(28,863)
Tax withholding related to RSU vesting	—	92	(8,529)	(9,175)
Stock option exercises	—	554	—	924
Borrowings under credit facility	1,949	30,000	136,632	185,000
Repayment under credit facility	(1,983)	(45,079)	(136,769)	(349,981)
Other	(545)	(440)	(4,603)	(1,660)
Cash used in financing activities	(8,402)	(17,793)	(91,880)	(215,429)

Effect of exchange rate changes on cash	(965)	2,217	(2,348)	3,503

Net increase/(decrease) in cash and cash equivalents	120,224	61,874	182,993	100,053

Cash and cash equivalents, beginning of period	229,021	104,378	166,252	66,199

Cash and cash equivalents, end of period	$349,245	$166,252	$349,245	$166,252

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | 703.251.8240 FAX | MAXIMUS.COM

MAXIMUS, Inc.
SEGMENT INFORMATION
(Amounts in thousands)

	Three Months Ended September 30,				Twelve Months Ended September 30,
	2018	% (1)	2017	% (1)	2018	% (1)	2017	% (1)
	(Unaudited)		(Unaudited)		(Unaudited)
Revenue:
Health Services	$328,186	100%	$355,338	100%	$1,404,959	100%	$1,380,151	100%
U.S. Federal Services	117,375	100%	127,316	100%	478,911	100%	545,573	100%
Human Services	112,885	100%	138,249	100%	508,366	100%	525,237	100%
Total	$558,446	100%	$620,903	100%	$2,392,236	100%	$2,450,961	100%

Gross Profit:
Health Services	$86,111	26.2%	$99,368	28.0%	$372,628	26.5%	$347,325	25.2%
U.S. Federal Services	33,690	28.7%	31,547	24.8%	126,698	26.5%	139,321	25.5%
Human Services	19,137	17.0%	31,666	22.9%	95,059	18.7%	125,259	23.8%
Total	$138,938	24.9%	$162,581	26.2%	$594,385	24.8%	$611,905	25.0%

Selling, general and administrative expense:
Health Services	$34,172	10.4%	$42,344	11.9%	$136,250	9.7%	$132,081	9.6%
U.S. Federal Services	17,725	15.1%	17,966	14.1%	69,312	14.5%	74,345	13.6%
Human Services	19,826	17.6%	20,848	15.1%	76,835	15.1%	76,675	14.6%
Other	1,812	NM	1,133	NM	2,844	NM	1,492	NM
Total	$73,535	13.2%	$82,291	13.3%	$285,241	11.9%	$284,593	11.6%

Operating income:
Health Services	$51,939	15.8%	$57,024	16.0%	$236,378	16.8%	$215,244	15.6%
U.S. Federal Services	15,965	13.6%	13,581	10.7%	57,386	12.0%	64,976	11.9%
Human Services	(689)	(0.6)%	10,818	7.8%	18,224	3.6%	48,584	9.2%
Amortization of intangible assets	(2,462)	NM	(2,700)	NM	(10,308)	NM	(12,208)	NM
Restructuring costs	(1,033)	NM	—	NM	(3,353)	NM	(2,242)	NM
Acquisition-related expenses (2)	(947)	NM	(83)	NM	(947)	NM	(83)	NM
Gain on sale of a business	—	NM	—	NM	—	NM	650	NM
Other (3)	(865)	NM	(1,050)	NM	(1,897)	NM	(1,409)	NM
Total	$61,908	11.1%	$77,590	12.5%	$295,483	12.4%	$313,512	12.8%

(1)    Percentage of respective segment revenue. Percentages considered not meaningful are marked “NM.”

(2)
Acquisition-related expenses include costs for the acquisition of the U.S. Federal citizen engagement centers, which were incurred in fiscal year 2018 prior to the transaction closing in fiscal year 2019, and costs for the acquisition of Revitalised Limited in fiscal year 2017

(3)	"Other" relates to various expenses which are not directly attributable to our segments, including litigation costs.

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | 703.251.8240 FAX | MAXIMUS.COM

MAXIMUS, Inc.
FREE CASH FLOW
(Non-GAAP measure)
(Amounts in thousands)
(Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2018	2017	2018	2017

Cash flows from operations	$134,465	$85,103	$323,525	$337,200
Purchases of property and equipment and capitalized software costs	(4,968)	(5,066)	(26,520)	(24,154)
Free cash flow	$129,497	$80,037	$297,005	$313,046

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | 703.251.8240 FAX | MAXIMUS.COM